Exhibit 99.1

Verisk Analytics Announces Expanded Roles for Members of Senior Executive Team

JERSEY CITY, N.J., May 23, 2016 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading data analytics provider, today announced new and expanded roles for members of its senior executive team, effective as of June 6, 2016.

•	Mark Anquillare has been named to the newly created position of chief operating officer, with responsibility for the company’s insurance business units and its technology and customer experience organizations.

•	Eva Huston, currently Verisk’s treasurer and chief knowledge officer, will succeed Mr. Anquillare as chief financial officer. Ms. Huston will be responsible for the company’s financial strategy, including accounting, tax, treasury, investor relations, and financial planning and analysis functions.

•	Nana Banerjee and Steve Halliday have been named to the newly created roles of group president. Dr. Banerjee will oversee Verisk’s Argus, Geomni, and Verisk Retail businesses. Mr. Halliday will oversee Verisk’s Wood Mackenzie, 3E Company, and Verisk Maplecroft businesses.

Mr. Anquillare, Ms. Huston, Dr. Banerjee, and Mr. Halliday will report to Scott Stephenson, Verisk’s chairman, president, and chief executive officer.

“It’s exciting to see the responsibilities of our seasoned senior team expanding,” said Mr. Stephenson. “While serving as our CFO, Mark has been very active in strategy formulation and oversight of operations across the enterprise. Eva brings deep financial expertise and an important understanding of our business. For many years, she has stewarded our capital structure, investor relations, and financial planning and analysis functions. Steve has more than 20 years of experience in the global energy sector and has built a truly international business. Nana has for the last several years led all of Verisk to new levels of big data capability through his stewardship of our enterprise-level data engineering and data analytics capabilities.”

Mr. Stephenson continued, “These new responsibilities are natural evolutions for each of our team members and Verisk overall. The strength of our platform and the clarity of our vision, combined with greater scope of responsibility for these four proven professionals, will support Verisk’s growth agenda and global push into the near and long term.”

About Verisk Analytics

Verisk Analytics (Nasdaq:VRSK) is a leading data analytics provider serving customers in insurance, natural resources, financial services, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on unique data assets and deep domain expertise to provide first-to-market innovations that are integrated into customer workflows. Verisk offers predictive analytics and decision support solutions to customers in rating, underwriting, claims, catastrophe and weather risk, global risk analytics, natural resources intelligence, economic forecasting, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets.

Headquartered in Jersey City, N.J., Verisk Analytics operates in 23 countries and is a member of Standard & Poor’s (S&P) 500® Index. In 2015, Forbes magazine named Verisk Analytics to its World’s Most Innovative Companies list and, in 2016, to its America’s Best Large Employers list. Verisk is one of only 15 companies in the United States to appear on both lists. For more information, please visit www.verisk.com.

Contact:

Investor Relations

David Cohen

Director, Investor Relations and Strategic Finance

Verisk Analytics, Inc.

201-469-2174

david.e.cohen@verisk.com

Media

Rich Tauberman

MWW Group (for Verisk Analytics)

202-600-4546

rtauberman@mww.com

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